Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated December 4, 2020 to

Pricing Supplement No. 31 , dated November 3, 2020, to Prospectus Supplement and Prospectus each dated November 3, 2020 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)

Medium-Term Note Program, Series G

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between October 3, 2020 and December 4, 2020:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	44.016%	$880,320	November 12, 2020
$3,000,000	44.016%	$1,320,480	November 12, 2020
$500,000	45.031%	$225,155	November 18, 2020
$2,000,000	45.605%	$912,100	November 24, 2020

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$7,500,000	44.507%	$3,338,055	$364.18 (1)

(1)    The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$364.18 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$51,006.95 as of the date hereof. After payment of the registration fee for this offering, US$50,642.77 remains available in SEK’s account for future registration fees.